Filed Pursuant to Rule 424(b)(3)

Registration No. 333-267479

PROSPECTUS SUPPLEMENT To Prospectus Supplement dated December 22, 2022 (To Prospectus dated October 14, 2022)

TMC THE METALS COMPANY INC.

$30,000,000

Common Shares

This prospectus supplement, or this Supplement, supplements the prospectus supplement, or the Prospectus Supplement, dated December 22, 2022, providing for the offer and sale of common shares, having an aggregate offering price of up to $30,000,000 from time to time through the agents named therein. Sales of our common shares, if any, under this Supplement, the Prospectus Supplement and the base prospectus will be made by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended. This Supplement should be read in conjunction with the Prospectus Supplement, the base prospectus, and any additional prospectus supplement or amendment.

This Supplement is being filed to reflect the amendment of the equity distribution agreement with Wedbush Securities Inc. and Stifel, Nicolaus & Company, Incorporated, or Stifel, pursuant to which the offering is being conducted, to remove Stifel as a sales agent.

Accordingly, each reference in the Prospectus Supplement to the term “Sales Agent” or “Sales Agents” is hereby amended to remove Stifel, Nicolaus & Company, Incorporated.

In addition, the list of agents on the front cover of the Prospectus Supplement is hereby amended and restated as follows:

Wedbush Securities

In addition, the list of agents on the back cover of the Prospectus Supplement is hereby amended and restated as follows:

Wedbush Securities